EXHIBIT 1

                           DEMAND NOTE
                           -----------




3,900,000,00                                           07-31-2000


     FOR VALUE RECEIVED, the undersigned ("Maker") hereby promises to pay to the order of Jasper Resources ("Payee"), at the address set forth on the signature page to this Note or at such other place as the holder may designate in writing from time to time, the principal amount of 3,900,000,00 AND 00/100 DOLLARS in lawful money of the United States of America upon the following terms:

     1. Interest. The unpaid principal amount of this Note shall not accrue interest. Notwithstanding the foregoing, upon default as set forth in Section 6 of this Note, the unpaid principal balance of principal then declared due and payable shall bear interest at the rate of five percent (5%) per annum, calculated on the basis of a 365-day calendar year.

     2. Payment. This Note shall be due and payable upon demand.

     3. Prepayments. Any installment of principal payable under the terms of this Note may be prepaid in whole or in part at any time and from time to time before its maturity date, without any penalty or premium.

     4. Unconditional Liability. The liability of any maker or endorser under this Note shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the holder of this Note, including but without being limited to any extension of time, renewal or release of security.

     5. No Waiver by Payee. No delay on the part of Payee in the exercise of any power or right under this Note or under any other instrument executed pursuant to this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any power or right.

     6. Default. If Maker fails or refuses to pay any part of the principal or interest on this Note or any other indebtedness of Maker to Payee when the same becomes due, then, upon prior written notice by Payee to Maker and upon the failure of Maker to cure the default specified in the notice within thirty (30) days of receipt of such notice, the holder of this Note may, at his option, declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable, and the amount declared due and payable shall bear thereafter interest as provided in Section 1 of this Note. The holder may proceed to enforce payment of this Note and to exercise any and all rights and remedies available to him under this Note and applicable laws of Germany.

     7. No Assignment. The holder of this Note shall not have right to assign, sell, transfer ownership, discount, pledge as security or otherwise use the value of this Note without written consent of the Maker.

     8. Collection Expenses. In the event this Note is placed in the hands of an attorney for collection after this Note shall for any reason become due, whether or not suit is brought, or if this Note is collected by any legal proceedings, or under any foreclosure proceedings, the undersigned Maker shall pay all costs of collection of any amounts due under this Note, including, without limitation, reasonable attorneys' fees and expenses of the holder of this Note.

     9. Severability. In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, and in lieu of such unenforceable provision there will be added automatically as part of this Note a provision as similar in terms as may be valid, legal and enforceable.

     10. Headings. The descriptive headings for the several sections of this Note are inserted for convenience only and do not constitute a part of this Note.

     11. Governing Law. This Note shall be governed by and construed and enforced in accordance with the substantive laws of Germany without regard to conflict of law provisions.

     12. Binding Effect. This Note and all of the provisions, conditions, promises and covenants of this Note shall be binding in accordance with the terms of this Note upon Maker and her successors and assigns.


                    [Signature Page Follows]


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

     EXECUTED as of the date first above written.



                              MAKER:

Payee's Address:                   Union Industries, Ltd.

Jasper Resources, Ltd.
R. Joaquim                         By:  /s/ Geraldo Guimaraes
Tavora, 98 Centro                  Name:     Geraldo Guimaraes
Telemaca, Borba, Parama, Brazil 84261-100    Title     Director



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